EXHIBIT (e)

                        PRINCIPAL UNDERWRITER'S CONTRACT

                               THE DLB FUND GROUP


         This Principal Underwriter's Contract dated as of _____________, 1999 by and between THE DLB FUND GROUP, a Massachusetts business trust (the "Trust"), and BABSON SECURITIES CORPORATION, a Massachusetts corporation (the "Principal Underwriter").

         WHEREAS, the Trust and the Principal Underwriter are desirous of entering into a contract providing for the solicitation by the Principal Underwriter of offers to buy shares of beneficial interest ("shares") of each of the series (each, a "Fund") of the Trust from potential shareholders;

         NOW, THEREFORE, in consideration of the mutual contracts contained herein, the Trust hereby appoints the Principal Underwriter as the principal underwriter of shares of each of the Funds, and the Principal Underwriter hereby accepts such appointment, all as set forth below:

         1. Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its shares hereunder for any reason.

         2. Agreement to Act as Principal Underwriter. The Principal Underwriter will, as agent for the Trust, solicit offers to buy shares of each Fund from potential shareholders and assist potential shareholders in preparing applications to open accounts with the Trust and in completing and transmitting applications and other materials for purchases and sales of shares of each Fund. Shares of each Fund shall be directly sold or purchased, as the case may be, only by the Trust (and not by the Principal Underwriter) at their public offering price to such persons and upon such conditions as the Trustees of the Trust may from time to time determine. The public offering price of shares of a Fund shall be the net asset value of such shares then in effect. On every sale the Trust shall receive the applicable net asset value of the shares.

         3. Sales of Shares by the Trust. The Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons at not less than net asset value.

         4. Repurchase of Shares. The Principal Underwriter will act as agent for the Trust in connection with communicating with shareholders of the Trust and assisting such shareholders in preparing the materials required for the repurchase of shares of the various Funds by the Trust upon the terms and conditions set forth in the then current Prospectus and Statement of Additional Information of the Trust.

         5. Basis of Purchases and Sales of Shares. The Principal Underwriter does not agree to assist any specific number of shareholders or potential shareholders or assist potential shareholders in completing and transmitting applications and other materials to purchase any specific number of shares. The Principal Underwriter will not purchase shares from the Trust or from anyone other than the Trust and will not take "long" or "short" positions in shares contrary to the Contract and Declaration of Trust of the Trust.

         6. Rules of NASD, etc. The Principal Underwriter will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the laws regarding the sale of securities in any jurisdiction in which it assists shareholders or potential shareholders in completing applications to open accounts or to place orders for sale, directly or indirectly, for any shares. The Principal Underwriter also agrees to furnish to the Trust sufficient copies of any contracts or plans it intends to use in connection with any solicitation of offers to buy shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

         7. The Principal Underwriter Independent Contractor. The Principal Underwriter shall be an independent contractor, and neither the Principal Underwriter nor any of its officers or employees, as such, is or shall be an employee of the Trust. The Principal Underwriter is responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Principal Underwriter assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

         The Principal Underwriter will maintain at its own expense insurance against public liability in such an amount as the Trustees of the Trust may from time to time reasonably request.

         8. Expenses. The Principal Underwriter will pay all of its own expenses in performing its obligations hereunder.

         9. Indemnification of Trust. The Principal Underwriter agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be a Trustee, officer, or employee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit, or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of the Principal Underwriter or any agent or employee of the Principal Underwriter or any other person for whose acts the Principal Underwriter is responsible or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished to the Principal Underwriter by the Trust or agents or representatives of the Trust. The Principal Underwriter agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit, or proceeding which arises out of or is alleged to arise out of the Principal Underwriter's failure to exercise reasonable care and diligence with respect to its services rendered in connection with this Contract. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with the Principal Underwriter's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person may be entitled as a matter of law.

         10. Assignment Terminates this Contract; Amendments of this Contract. This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment be approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the affected Fund or Funds by the affirmative vote of a majority of the outstanding shares of such Fund or Funds, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Principal Underwriter by vote cast in person at a meeting called for the purpose of voting on such approval.

         11. Effective Period and Termination of this Contract. This Contract shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 10) until terminated in respect of any Fund or Funds:

                  (a) Either by the Trust or the Principal Underwriter by not more than sixty (60) days nor less than ten (10) days written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

                  (b) If the continuance of the Contract after ____________, 2000 is not specifically approved at least annually by the Trustees of the Trust or the shareholders of the affected Fund or Funds by the affirmative vote of a majority of the outstanding shares of the affected Fund or Funds, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Principal Underwriter by vote cast in person at a meeting called for the purpose of voting on such approval.

         Action by the Trust or any Fund under (a) above may be taken either (i) by vote of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Trust or the affected Fund or Funds. The requirement under (b) above that continuance of this Contract be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

         Termination of this Contract pursuant to this Section 11 shall be without the payment of any penalty.

         12. Certain Definitions. For purposes of this Contract, the "affirmative vote of a majority of the outstanding shares" of the Trust or a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Trust or the Fund, as the case may be, (a) of the holders of 67% or more of the shares of the Trust or the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Fund entitled to vote at such meeting, whichever is less.

         For the purposes of the Contract, the terms "interested person" and "assignment" shall have the meanings defined in the Investment Company Act of 1940, subject however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         A copy of the Contract and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, each of THE DLB FUND GROUP and BABSON SECURITIES CORPORATION has caused this Principal Underwriter's Contract to be signed in duplicate in its behalf, as of the day and year first above written.

                                            THE DLB FUND GROUP



                                            By________________________________


                                            BABSON SECURITIES CORPORATION



                                            By________________________________